EXHIBIT 99.1

Westmoreland Coal Company (719) 442-2600 - Telephone	2 N. Cascade Ave., 2nd Floor Colorado Springs, CO 80903

Westmoreland Reports Year End 2007 Results;
Investor Conference Call Scheduled for April 3

               Colorado Springs, CO – March 31, 2008 — Westmoreland Coal Company (AMEX:WLB) reported today a net loss applicable to common shareholders of $23.2 million ($2.53 per diluted share) for 2007 compared to a net loss of $15.1 million ($1.72 per diluted share) for 2006. The 2007 results include a $6.4 million (including interest) benefit from litigation settlement with the Combined Benefit Fund and a $5.6 million benefit from the sale of a coal royalty interest. These items were offset by $4.5 million in restructuring charges, a $4.0 million increase in depreciation, depletion and amortization in our coal segment reflecting new capital invested in our mines and higher depletion charges, a $1.1 million parts inventory write-off related to the new equipment plan at the Jewett Mine in connection with signing the new sales agreement in 2007, $1.6 million of costs incurred for a proposed rights offering, a $1.7 million impact from an unscheduled outage at the ROVA power plant, and higher borrowing costs in 2007 including the impact of funds borrowed to fund the acquisition of the remaining 50% ownership interest in ROVA in mid-2006. The results for 2006 included a $5.1 million gain from the sale of mineral interests in Colorado.

               The Company’s coal segment revenues were $418.9 million for 2007, 6% higher than 2006 reflecting a 2% increase in tonnage and a 4% increase in pricing. Power segment revenues were $85.3 million for 2007 and reflect the full-year accounting consolidation of ROVA’s operational results, which were reported under the equity method (which only reported net earnings) for the first and second quarters of 2006.

Coal Segment

               The following table shows comparative coal revenues, sales volumes, cost of sales and percentage changes between the periods:

	Years Ended
	2007	2006	Change

Revenues - thousands	$418,870	$393,482	6%
Volumes - millions of equivalent coal tons	30.0	29.4	2%
Cost of sales - thousands	$345,395	$311,629	11%

               Tons of coal sold increased in 2007 by approximately 0.6 million tons from 2006.

               Our coal revenues increased by approximately $25.4 million in 2007 from 2006, due to the increase in tons sold and a 4% overall increase in pricing.

               Our coal segment’s cost of sales in 2007 increased by $33.8 million from 2006. This increase was primarily driven by increases in our operating and maintenance costs, higher production taxes and royalties, $2.0 million of lease costs accrued as a result of the amendment to the Crow Tribe lease agreement, and the write-off of $1.1 million of inventory made obsolete as a result of equipment retired in connection with our Jewett Mine’s new sales agreement and related mining equipment plan.

               Our coal segment’s depreciation, depletion, and amortization expenses in 2007 increased by approximately $4.0 million from 2006. This increase resulted from increased depletion expenses from asset retirement cost assets, which increased at the end of 2006 as a result of updated engineering studies, as well as from increases in capital expenditures and new capital leases for equipment at the mines.

               Our coal segment’s 2007 selling and administrative expenses increased by $1.3 million from 2006, primarily as a result of increases in legal and professional fees, information technology costs, and costs associated with the assumption of our Absaloka Mine’s operations.

Power Segment

               Power segment operating income was $14.2 million in 2007 compared to $11.9 million in 2006. Our energy revenues and cost of sales both increased from 2006 to 2007 as a result of the ROVA acquisition and consolidation beginning effective July 1, 2006. Our 2007 energy revenues were $85.0 million, an increase from our 2006 energy revenues of $43.2 million. Our 2007 energy costs and expenses were $71.2 million, an increase from our 2006 energy costs and expenses of $39.0 million. We reported ROVA equity in earnings of $7.3 million in 2006 prior to the acquisition and consolidation.

               In connection with the ROVA acquisition, on July 1, 2006, we changed our method of recognizing revenue under ROVA’s long-term power sales agreements. For 2007 and 2006, revenue received under these agreements totaling $27.6 million and $14.5 million, respectively, was deferred.

               The following table summarizes the power segment’s results for the years ended December 31, 2007 and 2006:

	2007	2006

50% share of ROVA earnings shown as equity in earnings	$-	$7,315
Ft. Lupton equity earnings	394	366

Total equity earnings	394	7,681

Energy revenues	84,953	43,244
Costs and expenses:
Cost of sales - energy	(54,951)	(28,376)
Depreciation, depletion, and amortization	(9,685)	(4,793)
Selling and administrative	(5,845)	(5,727)
Restructuring charge	(698)	-
Gain (loss) on sales of assets	(18)	(123)

Energy revenue less costs and expenses	13,756	4,225

Power segment operating income	14,150	11,906

Other income (expense):
Interest expense	(13,822)	(7,845)
Interest income	2,343	1,223
Other income	1	(8)

Income from continuing operations before income taxes	$2,672	$5,276

(1)	The Company deferred $27.6 million and $14.5 million in revenue received in 2007 and 2006, respectively, related to capacity payments at ROVA.

               For 2007 and 2006, ROVA produced 1,590,000 and 1,639,000 MW hours, respectively, and achieved average capacity factors of 91% and 92%, respectively. ROVA Unit 1 experienced an unscheduled outage as a result of a transformer failure which reduced generation for the fourth quarter 2007.

               We also recognized $394,000 in equity earnings in 2007, compared to $366,000 in 2006, from our interest in the Ft. Lupton project.

               In August 2007, the Company sold its power operation and maintenance business to North American Energy Services, or NAES, for $0.8 million.  Included in the sale were operation and maintenance contracts for four power plants owned by Dominion Resources, as well as certain fixed assets of Westmoreland Technical Services.  The Company has also contracted with NAES to provide contract operation and maintenance services at the Company’s 100% owned ROVA power facility in North Carolina.  The sale of the power operation and maintenance business resulted in a gain of $0.5 million during 2007.

               The results of operations for the Company’s power operation and maintenance business and the gain on the sale are reported in discontinued operations in the Consolidated Statements of Operations.

Heritage Segment

               Our 2007 heritage costs decreased by $5.0 million from 2006 expenses. This decrease resulted primarily from a $5.8 million settlement reached with the Combined Benefit Fund, which was recorded in 2007. An increase in our black lung expenses partially offset the Combined Benefit Fund settlement. A $0.4 million benefit for Black Lung was recorded in 2006, compared to $0.3 million of expense in 2007. The benefit in 2006 resulted from favorable actuarial projections, which decreased our obligations.

Corporate Segment

               Our corporate selling and administrative expenses increased by $0.8 million from 2006 to 2007. This increase resulted primarily from increases in legal and professional service fees. A gain of $5.6 million on the sale of our royalty interest at the Caballo Mine in Wyoming is included in 2007, while 2006 includes a gain of $5.1 million from the sale of mineral interests in Colorado.

Restructuring

               In 2007, the Company initiated a restructuring plan in order to reduce the overall cost structure of the Company. During 2007, we recorded a restructuring charge of $4.5 million, which included $4.3 million of termination benefits and outplacement costs and $0.2 million of lease costs related to the consolidation of corporate office space. We expect these charges to result in approximately $2.6 million of annual salary reductions.

Interest

               Interest expense was $24.6 million and $19.2 million for 2007 and 2006, respectively. The increase resulted primarily from a $6.0 million increase in ROVA interest expense as a result of 2007 having a full twelve months of interest compared to only six months in 2006. Interest income increased by $2.1 million in 2007 as a result of a $1.1 million increase in ROVA interest income, and increased interest income from our higher restricted cash and bond collateral account balances.

Net loss to common shareholders

               Net loss applicable to common shareholders was $23.2 million ($2.53 per diluted common share) for the year ended December 31, 2007 compared to $15.1 million ($1.72 per diluted common share) for the year ended December 31, 2006.

Cash Flow From Operations

               Cash provided by operating activities was $83.5 million for 2007 compared with $29.4 million for 2006. The increase in noncash charges to income, which includes depreciation, amortization, share based compensation, provision for obsolete inventory, minority interest and gains on sales of assets, in 2007 increased cash provided by operating activities by $9.3 million. The majority of this increase related to depreciation resulting from the consolidation of ROVA and increased capital expenditures and $4.5 million of restructuring charges recorded in 2007. This increase was partially offset by the increase in net loss. Net loss was $21.8 million for 2007 compared to $12.7 million for 2006. Cash provided by operating activities in 2007 also reflects $27.6 million of revenue deferred under ROVA’s long-term sales agreements compared to $14.5 for 2006.

               Changes in working capital increased cash provided by operating activities in 2007 by $36.5 million compared to an increase in cash from changes in working capital of $1.0 million in 2006. The increase in 2007 related primarily to favorable changes of $22.9 million, $13.2 million and $9.7 million in accounts receivable, asset retirement obligation and deferred revenue accounts, respectively, partially offset by an unfavorable change of $12.4 million in accounts payable.

Safety

               During 2007 Westmoreland achieved a lost-time accident rate of 0.9 compared to the national average of 1.5 for all surface mines. Our mines experienced 10 lost-time accidents during 2007 versus 14 in 2006.

Liquidity

               The Company has recently taken a number of steps to improve its liquidity including completing the sale of $15.0 million in senior secured convertible notes to an investor and completing the refinancing of the ROVA project. The Company has also engaged a large bank to assist in refinancing the debt at Westmoreland Mining with the goal of better matching debt amortization with cash flow from the mines. Depending upon the size and terms of the Westmoreland Mining refinancing, the Company will evaluate the need to raise additional capital.

Conference Call

               A conference call regarding Westmoreland Coal Company’s 2007 results will be held on April 3, 2008 at 10:00 a.m. E.S.T. Call-in instructions will be made available on the Company’s web site and provided in a separate news release in advance of the call.

Additional Information

               Investors should refer to the attached Consolidated Statements of Operations and Summary Financial Information, and the Company’s Form 10-K for the period ended December 31, 2007 for additional information.

About Westmoreland

               Westmoreland Coal Company is the oldest independent coal company in the United States and a developer of highly clean and efficient independent power projects. The Company’s coal operations include coal mining in the Powder River Basin in Montana and lignite mining operations in Montana, North Dakota and Texas. Its current power operations include ownership and operation of the two-unit ROVA coal-fired power plant in North Carolina and an interest in a natural gas-fired power plant in Colorado. Westmoreland is dedicated to meeting America’s dual goals of low-cost power and a clean environment. For more information visit www.westmoreland.com.

Safe Harbor Statement

               Throughout this news release, the Company makes statements which are not historical facts or information and that may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, but are not limited to, the information set forth in Management’s Discussion and Analysis of Financial Condition and Results of Operations. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievements, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; the material weaknesses in the Company’s internal controls over financial reporting identified in its Annual Report on Form 10-K for the year ended December 31, 2007 (“our 2007 Form 10-K”), the associated ineffectiveness of the Company’s disclosure controls; health care cost trends; the cost and capacity of the surety bond market; the Company’s ability to pay the preferred stock dividends that are accumulated but unpaid; the Company’s ability to retain key senior management; the Company’s access to financing; the Company’s ability to maintain compliance with debt covenant requirements or obtain waivers from its lenders in cases of non-compliance; the Company’s ability to achieve anticipated cost savings and profitability targets; the Company’s ability to successfully identify new business opportunities; the Company’s ability to negotiate profitable coal contracts, price reopeners and extensions; the Company’s ability to predict or anticipate commodity price changes; the Company’s ability to maintain satisfactory labor relations; changes in the industry; competition; the Company’s ability to utilize its deferred income tax assets; the ability to reinvest cash, including cash that has been deposited in reclamation accounts, at an acceptable rate of return; weather conditions; the availability of transportation; price of alternative fuels; costs of coal produced by other countries; the demand for electricity; the performance of ROVA and the structure of ROVA’s contracts with its lenders and Dominion Virginia Power; the effect of regulatory and legal proceedings; environmental issues, including the cost of compliance with existing and future environmental requirements; the Company’s ability to raise additional capital; and the other factors discussed in our 2007 Form 10-K. As a result of the foregoing and other factors, no assurance can be given as to the future results and achievement of the Company’s goals. The Company disclaims any duty to update these statements, even if subsequent events cause its views to change.

# # #

Contact: Diane Jones   (719) 442-2600

Westmoreland Coal Company and Subsidiaries Consolidated Statements of Operations (Unaudited)

	Years Ended December 31,
	2007	2006	2005

	(In thousands)
Revenues:
Coal	$418,870	$393,482	$361,017
Energy	84,953	43,244	-
Power projects - equity in earnings	394	7,681	12,727

	504,217	444,407	373,744

Cost and expenses:
Cost of sales - coal	345,395	311,629	288,728
Cost of sales - energy	54,951	28,376	-
Depreciation, depletion and amortization	38,123	29,340	21,603
Selling and administrative	44,813	42,409	35,272
Restructuring charges	4,523	-	-
Heritage health benefit expenses	27,589	32,821	31,704
Loss (gain) on sales of assets	(5,295)	(4,785)	67

	510,099	439,790	377,374

Operating income (loss)	(5,882)	4,617	(3,630)
Other income (expense):
Interest expense	(24,638)	(19,234)	(10,948)
Interest income	8,152	6,089	3,523
Minority interest	(1,194)	(2,244)	(950)
Other income	243	73	1,727

	(17,437)	(15,316)	(6,648)

Loss from continuing operations before income taxes and cumulative effect of change in accounting principle	(23,319)	(10,699)	(10,278)
Income tax expense from continuing operations	199	2,405	2,667

Loss before cumulative effect of change in accounting principle	(23,518)	(13,104)	(12,945)
Cumulative effect of change in accounting principle	-	-	2,662

Loss from continuing operations	(23,518)	(13,104)	(10,283)
Discontinued operations:
Income from discontinued operations, net of income tax expense of less than $0.1 million in 2007 and 2006	1,242	406	-
Gain on sale of discontinued operations	483	-	-

Income from discontinued operations	1,725	406	-

Net loss	(21,793)	(12,698)	(10,283)
Less preferred stock dividend requirements	1,360	1,585	1,744
Less premium on exchange of preferred stock for common stock	-	791	-

Net loss applicable to common shareholders	$(23,153)	$(15,074)	$(12,027)

Westmoreland Coal Company and Subsidiaries Summary Financial Information (Unaudited)

	Years Ended December 31,
	2007	2006	2005

	(In thousands, except per share data)
Net loss per share from continuing operations before cumulative effect of change in accounting principle:
Basic	$(2.71)	$(1.77)	$(1.77)
Diluted	$(2.71)	$(1.77)	$(1.77)
Net income per share applicable to common shareholders from cumulative effect of change in accounting principle:
Basic	$-	$-	$0.32
Diluted	$-	$-	$0.30
Net income per share from discontinued operations:
Basic	$0.19	$0.05	$-
Diluted	$0.19	$0.05	$-
Net loss per share applicable to common shareholders:
Basic	$(2.53)	$(1.72)	$(1.45)
Diluted	$(2.53)	$(1.72)	$(1.45)

Weighted average number of common shares outstanding
Basic	9,166	8,748	8,280
Diluted	9,385	9,105	8,868

	December 31,
	2007	2006

	(In thousands)
Cash Flow
Net cash provided by operating activities	$83,462	$29,434
Net cash used in investing activities	(44,205)	(33,922)
Net cash provided by (used in) financing activities	(46,259)	20,010

Production and Sales
Coal - tons (millions)	30.0	29.4

	December 31, 2007	December 31, 2006

	(In thousands)
Balance Sheet Data
Total assets	$782,528	$761,382
Total debt	271,448	306,007
Shareholder's deficit	(177,257)	(185,933)
Common shares outstanding	9,427	9,014